UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2012

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

7770 Duneville Street, Suite 11 Las Vegas, Nevada (Address of Principal Executive Offices)	89139 (Zip Code)
702-589-7475 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Except for historical information, the following disclosure in this Current Report on Form 8-K may contain certain “forward-looking” statements within the meaning of applicable United States federal securities laws.  Although such statements are based upon current expectations, they may involve certain risks and uncertainties.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (the “SEC”).  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Report will in fact occur as projected.

On January 24, 2012, Golden Phoenix Minerals, Inc. (the “Company”) received a Notice of Default and Acceleration (the “Notice”) from Waterton Global Value, L.P. (“Waterton”) under that certain Senior Secured Gold Stream Credit Agreement dated September 26, 2011 between the Company and Waterton (the “Credit Agreement”) declaring the entire unpaid principal balance, plus fees, interest and costs, immediately due and payable.  The Company refutes each assertion of default and has provided Waterton with a detailed response of its position in this regard.

Further disclosure regarding the Credit Agreement can be found in the Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission (“SEC”), as filed on September 30, 2011 (the “Prior Report”).  The information included in the Prior Report is herein incorporated in its entirety.

Payments under the Credit Agreement are not scheduled to commence until March 30, 2012, accordingly the Company believes there has been no default on repayment.  Pursuant to the Notice, Waterton declared an event of default based on a purported default under one of the Company’s contracts with a third party, namely, the Definitive Acquisition Agreement dated September 16, 2011 (the “Santa Rosa Acquisition Agreement”).  Waterton claims a default occurred as a result of nonpayment on an obligation due under the Santa Rosa Acquisition Agreement.  As described elsewhere in this Form 8-K, it was the Company’s intent and expectation that the next tranche of funding under the Credit Agreement would have been available to satisfy such acquisition payment under the Santa Rosa Acquisition Agreement.  Further disclosure regarding the Santa Rosa Acquisition Agreement can be found in the Company’s Current Report on Form 8-K as filed with the SEC on September 22, 2011, which report is incorporated herein in its entirety.

Prior to declaring the event of default under the Credit Agreement, Waterton denied the Company further access to funds under the Credit Agreement to satisfy the next acquisition payment under the Santa Rosa Acquisition Agreement.  Such blocking of access to funds under the Credit Agreement by Waterton was purportedly based on lower than projected production levels at the Mineral Ridge property, which the Company (as minority, non-operating partner) believes it was not timely made aware of, and the Company believes constitutes an event beyond its reasonable control.  Based on information available to the Company at the time, it was the Company’s reasonable expectation and belief that “Commercial Production” (as defined in the Mineral Ridge Gold, LLC Operating Agreement, dated March 10, 2010, as subsequently amended (the “Operating Agreement”)) would have been achieved at the Mineral Ridge mine during 2011.  Under the Operating Agreement, Commercial Production would be achieved upon the production of a minimum of 3,500 ounces per month of gold for a period of at least four (4) consecutive calendar months.

It was the Company’s understanding in mid-December 2011, when the next acquisition payment under the Santa Rosa Acquisition Agreement could be deemed due, that any condition precedent for the next tranche of funding under the Credit Agreement that related to the Mineral Ridge mine, if not technically fulfilled, would be waived or deemed substantially complied with.  On this basis, in early January 2012, the Company had negotiated amended terms with respect to the Santa Rosa Acquisition Agreement, subject to necessary consents and approvals, whereby the next acquisition payment would be made during the month of January, and certain additional consideration would be granted, including the potential issuance of additional shares of Company common stock.  On January 12, 2012, the Company received updated production figures from Scorpio Gold Corp., and was soon thereafter informed that Waterton would not be advancing additional funds under the Credit Agreement.

Due to the delayed notification that the Mineral Ridge project had not achieved Commercial Production, and the subsequent indication from Waterton that no additional funds would be forthcoming, the Company did not have sufficient time to find an immediate alternate source of funding to satisfy the acquisition payment as may have been deemed then-due under the Santa Rosa Acquisition Agreement.  The Company has been diligently working to remedy such unexpected circumstances.

The Company immediately notified its joint venture partner on the Santa Rosa project, Silver Global, S.A. (“Silver Global”), of all such developments, and since this time the Company has been in continued discussions with Silver Global regarding potential solutions to allow the Company sufficient time to secure acceptable alternative sources of funding.  In an effort to preserve its rights, on February 6, 2012, Silver Global provided the Company a notification of default on payments owed under the Santa Rosa Acquisition Agreement and on February 8, 2012 Silver Global provided a notification of termination of the Santa Rosa Acquisition Agreement.  The Company provided Silver Global with a response detailing that it is the Company’s belief that it is not in default based on events the Company believes to be beyond its reasonable control, which, pursuant to the terms of the Santa Rosa Acquisition Agreement preclude an event of default from occurring.

It is the Company’s position that there is no default under the Santa Rosa Acquisition Agreement because the Company intended to make the then-due payment under the Santa Rosa Acquisition Agreement by drawing down on the third tranche under the Credit Agreement.  As stated above, the inability to access the next tranche under the Credit Agreement was based on lower than projected production levels at the Mineral Ridge property, which the Company believes it was not timely made aware of, and the Company further believes constitutes an event beyond its reasonable control.  Therefore, no payment could be deemed due under relevant provisions of the Santa Rosa Acquisition Agreement as a result of events beyond the Company’s reasonable control, precluding its ability to fulfill any such obligation.  Accordingly, the Company believes that no event of default is existing or continuing under the Credit Agreement.

As of the date of this Report, the Company has drawn on the first two tranches under the Credit Agreement, for an aggregate principal amount borrowed of Six Million Dollars ($6,000,000), with proceeds being used to make payments under the Santa Rosa Acquisition Agreement.  According to Waterton, as set forth in the Notice, under the acceleration clause of the Credit Agreement, the principal balance plus fees, interest and costs constitutes an aggregate repayment amount of Eight Million Three Hundred Eleven Thousand Thirty-Four Dollars and 48/100 ($8,311,034.48), immediately due and payable.

Subsequent to the Notice delivered by Waterton, discussions commenced regarding Waterton’s proposal of an early exercise of its option to acquire the Company’s interest in Mineral Ridge Gold, LLC, which option (the “Option”) was granted to Waterton in connection with entering into the Credit Agreement and commences as of May 3, 2012.  Further disclosure regarding the Option is set forth in the Prior Report.  Such discussions have not been formalized and are pending the parties’ collective assessments of their positions given the facts and circumstances.  There can be no assurance that the parties will agree to mutually acceptable terms and conditions of any such early exercise of the Option or that the parties will otherwise resolve the matters at issue in this situation.

The Company intends to defend and assert any and all rights available to the full extent under applicable law and will continue to publicly disclose material developments with respect to the above-disclosed circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.
(Registrant)

Date: February 28, 2012	By:	/s/ Thomas Klein
Thomas Klein, Chief Executive Officer